REGISTRATION NO.333-41896

                SECURITIES AND EXCHANGE COMMISSION
     SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

                    Amendment #2 to Form SB - 2
             Amended Form SB - 2REGISTRATION STATEMENT
                               Under
                    THE SECURITIES ACT OF 1933

              HOWARD LLEWELLYN ARGENTINA GROUP, INC.
      (Exact name of registrant as specified in its charter)

Nevada                             5499                         76-0602961
(State or other jurisdiction of (Primary Standard Industrial  (IRS Employer
Incorporation or organization)   Classification Code Number) Identification
                                                                     No.)

        21112 123rd Avenue, Maple Ridge, BC V2X 4B4 CANADA

                          (604) 467-9116
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Agent for Service:                      With a Copy to:
David Young                             Jeffrey Thomas Reid,
Director                                HOWARD LLEWELLYN
HOWARD LLEWELLYN                        ARGENTINA GROUP, INC
ARGENTINA GROUP, INC                    2112 123rd Avenue
2112 123rd Avenue
Maple Ridge, BC V2X 4B4 Canada          Maple Ridge, BC V2X 4B4
Canada
(604) 467-9116                          (780) 455-2206______

(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public:
          Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this registration statement
As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


     CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
             Amount       Maximum      Maximum       Amount of
Title of     to be        Offering     Aggregate     Registration
each Class   Registered   Price        Offering
of                        per unit     price         Fee
Securities
to be
registered


Common       1,000,000    $ .25 per    $250,000.00   $73.75
stock        shares       share

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

Prospectus


                1,000,000 shares of common stock

             HOWARD LLEWELLYN ARGENTINA GROUP, INC.

                         $0.25 per Share

This is the initial public offering of common stock of Howard Llewellyn Argentina Group, Inc. and no public market currently exists for these shares. Howard Llewellyn Argentina Group, Inc. is offering for sale up to one million shares of its common stock on a "self-underwritten" direct participation basis at a price of $0.25 per share for a period of one hundred and eighty days from the date of this prospectus.

The price for the common shares offered was set arbitrarily by us and does not relate to earnings, book value or any other established method of valuation; there are no provisions for the return of funds if only a small number of shares are sold and no minimum subscription amount has been set and no commissions will be paid for the sale of the 1,000,000 shares offered by Howard Llewellyn Argentina Group, Inc.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
FACTORS," PAGE 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any
recommendations that you buy or not buy the shares.   Any
representation to the contrary is a criminal offense.

This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

We will not utilize an underwriter to offer or sell the shares. Instead, our executive officers will offer and sell the units on our behalf on a "best efforts" basis. The officers will not receive any commissions or additional compensation for these efforts. Therefore we will receive proceeds of $0.25 per share sold and a total of $250,000 if the entire offering is sold.


The date of this prospectus is                            , 2001.

TABLE OF CONTENTS


                                                           Page
Part 1
Prospectus Summary ............................            5
Risk Factors..................................             5
Use of Proceeds...............................             13
Determination of Offering Price.......................     13
Dilution...............................                    13
Plan of Distribution..............................         15
Legal Proceedings.............................             16
Directors, Executive Officers, Promoters, and Control      16
Persons..........
Security Ownership of Certain Beneficial Owners and        17
Management..........
Conflicts of Interest...........................           18
Description of Securities.........................         19
Interests of Named Experts and                             19
Counsel.....................
Shares Eligible for Future Sale......................      19
Legal Matters...............................               20
Experts.................................                   20
Transfer Agent.............................                20
Indemnification of Officers and                            20
Directors....................
Disclosure of SEC Position on Indemnification for          21
Securities Act Liabilities....
Organization within the Last Five                          21
Years...................
Description of Business.........................           21
Available Information and Reports to Securities            30
Holders..............
Management's Discussion and Analysis of Financial
Condition or Plan of                                       31
          Operations.............................
Description of Property.........................           32
Certain Relationships and Related                          33
Transactions.................
Market for Common Equity and Related Stockholder           33
Matters............
Executive Compensation..........................           33
Financial Statements..........................             35
Changes in and Disagreements with Accountants on
Accounting and Financial                                   50
          Disclosure..............................

PART II - Information Not Required in Prospectus
Item 24.  Indemnification of Directors and                 50
Officers.................
Item 25.  Other Expenses of Issuance and                   51
Distribution...............
Item 26.  Recent Sales of unregistered                     51
Securities..................
Item 27.  Exhibits............................             52
Item 28.  Undertakings..........................           52
Signatures...............................                  53


PART I - SUMMARY INFORMATION AND RISK FACTORS.


Prospectus Summary.

Howard Llewellyn Argentina Group, Inc. is a corporation formed under the laws of the State of Nevada on April 2, 1999, whose principal executive offices are located in Maple Ridge, British
Columbia, Canada.

The primary objective of the business is to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Our license covers the distribution rights for the Provinces of Saskatchewan and Manitoba, Canada. Howard Llewellyn Argentina Group, Inc. is in the development stage and has had no revenues.

Name, Address, and Telephone Number of Registrant

   Howard Llewellyn Argentina Group, Inc.
   21112 123rd Avenue
   Maple Ridge, British Columbia, Canada, V6E-2K3
   (604) 467-9116


The Offering

- Price per share offered                           $0.25
- Common stock offered by the company               1,000,000 shares
- Common stock outstanding prior to this offering   5,000,000 shares
- Common stock to be outstanding after the offering,6,000,000 shares assuming all shares are sold



RISK FACTORS

We are a new company and have had no business operations to date. The purchase of our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations, and could result in the complete loss of your investment. Therefore, you should evaluate the following risk factors and all other information contained in this prospectus before you purchase any of our stock.

General Business Risks

1.   We Have Generated No Revenues to Date, and There Is
Substantial Doubt About Our Ability to Continue As a Going Concern

All investors should be aware that our company has generated no revenues to date and currently faces an extreme shortage of cash.
Since our revenue generating activities are not in place there is substantial doubt about our ability to continue as a going concern.

2.We Have Had Losses Since Inception; We Expect Such Losses to
  Continue for the Foreseeable Future and we Could Fail Before
  Implementing Our Business Plan.

We have never had any revenues. Costs will be incurred to set up the business plan and to go into operations, including establishing an office, setting up our accounting systems, sales planning, and locating and hiring qualified sales people. We will not have substantial cash reserves even if this entire offering is sold; if this offering is not completed, we may not be able to get into business.

If we are able to commence operations, we still expect to lose money for a considerable period,at least until our profits from sales exceed our expenses. If we do not reach this point, any and all funds that we have in reserve will be used up.

3.We Expect to Need Additional Financing; Such Financing May Not
  Be Available on Acceptable Terms and, If Not, We May Be Forced to Discontinue Operations.

We do not have sufficient capital to properly get into business, to respond to new technical developments or competition or to
take advantage of unexpected opportunities.   Such items
as special marketing programs and the development of new services require capital. Management estimates that our minimum expenses for the first twelve months of operation to establish the business and create sales and follow-up service will be $96,750. Even if the offering is fully subscribed, after the costs of this offering are deducted, we will have no working capital without additional financing.

Should this offering be unsuccessful we would be faced with several options:

-    cease operations and go out of business completely;
- begin looking for additional capital on terms that are acceptable;
- bring in additional capital that involves a change of control; or
- seek an acquisition candidate that seeks access to the public marketplace and sources of financing, complete a merge or reverse takeover and probably enter into a completely different line of business.

You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found.

We have reached an agreement with Le Monde Marketing to market our vitamin products and to loan us the money to fund our marketing and operational expenses during the start-up phase of our operations. Le Monde Marketing has moved from 628-333 Terminal Avenue, Vancouver, BC, Canada, V6A 2L7 and is now located at 29 West 6th Avenue, Vancouver, BC, Canada, V5Y 1K2.

Other than Le Monde Marketing, no other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no Idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by our shareholders.

4.   Any Additional Financing We Obtain May Dilute the Ownership
Interests of Investors.

If additional capital is obtained by the sale of additional shares, the ownership interests of all our investors will be diluted.


5.   Investors Must Rely on Management For All Decisions in
Operating our Business.
  Management Has No Experience in Our Line of Business and Will Spend Only Part-Time Managing our Business; as a Result, Management May Make Poor Decisions, Which May Adversely Affect Our Business.

We will be heavily dependent upon management's entrepreneurial skills and experience to implement our business plan. Management has no experience in the marketing and sale of vitamins and other nutritional supplements and will devote only part of its time on our affairs; therefore, we may experience delays or a complete failure to implement our business plan. Further, because of lack of experience in this line of business, we may overestimate the marketability of the VitaMineralHerb.com products and may underestimate the costs and difficulties associated with selling
and distributing the products.   Any such unanticipated costs or
difficulties could prevent us from fully implementing our business plan, thereby limiting prospective revenue.


6.  We are Totally Dependent on One Supplier and One Website and
Any Difficulties With
  These Could Seriously Affect Our Ability To Market Our
Products.

Vitamineralherb.com, the licensor is both the supplier of all of our products and our customers access to those products. If, for any reason, the licensor has a problem, whether it be technical, financial or a default under their agreement with their supplier(s), it will have a direct affect on our sales and revenues. Any permanent disruption of Vitamineralherb.com's ability to supply us with products or an ordering method via the Internet could deprive us of our ability to sell and deliver our products; at the very least cause, it would require major changes in our operations until we could secure new products and a new website or other means. The affect on the value of our common stock would be very negative. Some points of specific concern are:

       <      We have only one supplier;
       <      We have only one ordering facility: the
          Vitamineralherb.com website;
       <      Vita mineralherb.com has only one suppler; and
       <      Vitamineralherb.com is dependent on many licensees getting into business and being successful.


7. Our Ability to Create a Customer Base and Sales Depends on the Continuing Contributions of Management and our Ability to Attract and Retain Other Qualified Employees in the Future.

We do not have employment agreements with management and, as a result, there is no assurance that they will continue to manage our affairs in the future. We have not obtained a "key person" life insurance on any member of management. If we lose the services of any or all of management, we might not be able to establish and increase our customer base and sales. We may be unable to attract and retain other highly qualified employees in the future because competition for personnel is intense and qualified technical personnel are likely to remain a limited resource for the foreseeable future.

8. We Will Compete With Other Vitamin Retailers and May Not be able to achieve the Customer Base Necessary to Become or Remain
Profitable.

The vitamin, mineral and supplement market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention. We compete with a variety of other companies, including traditional vitamin retailers, the online retail initiatives of several traditional retailers, and numerous other companies. Many of our potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater
financial, marketing and other resources.   In addition, an
online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development. Increased competition may result in reduced operating margins and loss of market share.


Risks Related to the Diet Supplement Industry

9.  Government Regulation of Products Could Adversely Affect
Viability of Diet Supplements and In Turn Adversely Affect Our
Business.

In the United States, extensive federal government regulations may restrict the way we sell VitaMineralHerb.com products, resulting in restrictions on the products and content we offer our customers and significant additional expenses. Also, numerous U. S. Governmental agencies may regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of VitaMineralHerb.com products. The primary regulatory agency in the United States for these products is the Food and Drug Administration (FDA). The laws, regulations and enforcement policies governing dietary supplement products are relatively new and still evolving and we cannot predict what enforcement positions the FDA or other governmental agencies may take with respect to our selling methods or the selling and marketing efforts of VitaMineralHerb.com. In
general, the dietary   supplement industry has adopted more
aggressive interpretations of these laws that have the relevant regulatory agencies.

U.S. federal, state and local government regulations may restrict the products we distribute.
The U.S. FDA regulates vitamin, supplements and other health care products under the
Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder. These products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety
Commission, the U.S. Department   of   Agriculture, and the
Environmental   Protection   Agency. Additionally, the U.S.
Federal Trade Commission regulates advertising and other forms of promotion and methods of marketing of these products under the Federal Trade Commission Act. Also, various state and local agencies may also regulate the manufacture, labeling and advertising of these products.

We cannot be certain that our attempts, or those of our licensor and its suppliers, to comply with laws and regulations in this area are or will be deemed sufficient by the appropriate regulatory agencies. Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties,
an injunction   to stop or   modify   certain   selling
methods, seizure   of VitaMineralHerb.com   products, adverse
publicity or voluntary recalls and labeling changes. If any governmental agency were to undertake an enforcement action against us, this could cause an immediate decrease in our revenues, cause us to incur significant additional expenses and result in a decrease in our stock price. Our efforts to comply with existing laws and regulations may be costly and may force us to change our selling strategy, which may not be successful. We cannot promise that we will be able to comply with any existing or future laws, regulations, interpretations or applications without incurring significant costs or adjusting our business plan.

10.  We May Be Subject to Product Liability Suits Which Could
Adversely Affect Our
   Financial Condition.

Particularly because we plan to sell VitaMineralHerb.com products such as vitamins, minerals, nutritional supplements, and other health and fitness products, we may be subject to product liability claims if any of the products we sell results in injury. We may be subjected to various product liability claims, including, among others, that the products we distribute include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. We rely on third party manufacturers for VitaMineralHerb.com products and product disclosures. We have no product liability insurance coverage. Although our licensor warrants the products and provides indemnification to us for losses, claims, and expenses arising from a breach of the product warranties, any such indemnification is limited by its terms and as a practical matter, is limited to the creditworthiness of the indemnifying party. In the event that we do not have adequate indemnification, product liability claims could be costly and divert management's attention from business.


11.  Unfavorable Publicity May Curtail the Market for
VitaMineralHerb.com Products
        Which Would Adversely Affect Our Business.

Our company's business plan focuses almost entirely on the feasibility of distributing VitaMineralHerb.com products, which are in large part dietary supplements. The dietary supplement market is affected by national media attention regarding the consumption of dietary supplements. Dietary supplement products are highly dependent upon consumers' perceptions of safety and quality. Any negative publicity asserting that these products may be harmful or questioning their efficacy could have a material adverse effect on our business, regardless of whether these reports are scientifically supported or whether the claimed harmful effects would be present at the doses recommended for these products. Because dietary supplements depend to such a degree on consumers' perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of the products we distribute, or any similar products distributed by other companies, and future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on our sales and therefore our profitability.

Investment Risks

12.    A  Public Market for Our Securities Does Not Exist and May
  Not  Develop After the Offering; Therefore, Purchasers May  Not
  Be Able to Resell Their Shares at Prices Equal to, or Greater than, the Offering Price.

Prior to the offering, there has been no public market for our common stock and an active trading market may not develop. Consequently, purchasers of the shares may not be able to resell their securities at prices equal to, or greater than, the initial public offering price. The market price of the shares may be affected significantly by factors such as announcements by us or our competitors, variations in our results of operations, and market conditions in the retail, electronic commerce, and Internet industries in general. Movements in prices of stock may also affect the market price in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.

13.  Our Shares are to be offered on a Direct Participation
Offering Basis and We May not be
   Able to Sell All of the Shares Offered.

The shares are offered by our executive officers on a direct participation offering basis, and no individual, firm or corporation has agreed to purchase or take down any of the offered shares. We cannot and do not make any statement guaranteeing that shares will be sold. No provisions have been made to deposit in escrow the funds received from the purchase of shares sold by us. Accordingly, the proceeds we raise, if any, may be insufficient to pay our offering expenses and conduct our feasibility study.





14. Investors May Face Significant Restrictions on the Resale of our Stock
        Due to State Blue Sky Laws.

Each state has its own securities laws, often called "blue sky laws," which (1) limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold In a state, there must be a registration in place to cover the transaction, and the broker must be Registered in that state, or otherwise be exempt from registration. We do not know whether our stock will be registered under the laws of any states. The broker-dealers, if any, who agree to serve as the market makers for our stock, will make a determination regarding registration. There may be significant state blue-sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.

Accordingly, investors should consider the secondary market for our securities to be a limited one. Investors may be unable to resell their stock, or may be unable to resell it without the significant expense of state registration or qualification.

15.   Investors May Face Restrictions On the Resale of our Stock
Due to Federal Penny Stock
   Regulations.

Our securities, when and if they become available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms:
     a)   Institutions with assets exceeding $5,000,000; and
     b) Individuals having a net worth in excess of $1,000,000 or having an annual
          Income that exceeds $200,000, or that, combined with a spouse's income, exceeds $300,000.

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop.

The Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g- 2, 15g-3,
15g-4, 15g-5, 15g-6 and 15g-7 under the Securities Exchange Act of 1934.

Because our securities will constitute "penny stock" within the meaning of the rules, the rules would apply to our securities. The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker/dealers and the market among dealers may not be active.

Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker/dealers could be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
     manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
     excessive and undisclosed bid-ask differentials and markups by selling broker/dealers;
            and
     the wholesale dumping of the same securities by promoters and broker/dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Summary of Penny Stock Risks:

  1)   Our common stock is a penny stock.
  2)   Some states will not allow you to sell to their citizens.
  3) Some broker/dealers will not handle transactions in penny stocks.
  4)   SEC rules make selling your stock a cumbersome procedure.
  5) Penny stock markets can be very volatile with large swings up or down.




Use Caution Regarding Forward Looking Statements

You should not rely on forward-looking statements in this prospectus, because such forward-looking statements involve risks and uncertainties. We use the words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar
expressions   to identify these   forward-looking   statements.
Prospective investors should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. Our actual
Results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in
"Risk Factors" and elsewhere in this prospectus.

Use of Proceeds


Percent of Offering     (100%)      (50%)     (25%)     (10%)
Sold

Gross Proceeds from   $250,000  $125,000     $62,500    $25,000
Offering
Net Proceeds from     $237,000  $122,000.    $49,500    $12,000
Offering

Organizational       $1,000.00  $1,000.00  $1,000.00   $1,000.00
Costs
Feasibility of       $6,500.00  $6,500.00  $6,500.00   $6,500.00
License and Market
Research
Operations          $229,500     $114,500   $42,000    $4,500.00




We will have limited working capital reserves if this offering is not fully subscribed. Therefore, we may not have money for contingency and/or additional unanticipated expenses of getting the business started. We believe the amount being raised will be enough to run the business until sales revenues are sufficient
to support operations if the offering is fully subscribed.    If
not, we will be forced to obtain additional funding. Other than an oral agreement with Le Monde Marketing of Vancouver, BC to lend us money until we become operational, there are presently no arrangements for this funding.

Determination of Offering Price

We arbitrarily determined the price of the shares in this offering. The offering price is not an Indication of, and is not based upon, the actual value of Howard Llewellyn. It bears no relationship to our book value, assets or earnings or any other recognized measure of value. The offering price should not be regarded as an indicator of any future market price of the securities.


Dilution

Prior to this offering we have 5,000,000 shares of stock issued and outstanding.

The following table illustrates the difference between the prices paid by present shareholders and the price that will be paid by subscribers to this offering.




           Percentage of Consideration Paid and Percentage
                            of Shares Held
                                  At
                    Different Subscription Levels


               100%         50%         25%         10%
           Subscription   Subscription Subscription   Subscription

            Percentage   Percentage Percentage   Percentage
                  Held        Held        Held         Held
           Paid          Paid       Paid         Paid

Present     05.89 83.33  11.13 90.91 20.02 95.24 38.94 98.04
Shareholders
at $0.0031 per share

Subscribers
at         94.11 16.67   88.87 09.09 75.98 04.76 62.51 01.96
$0.01 per share


"Dilution" means the difference between our public offering price ($0.01 per share) and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The following table illustrates under the above assumptions the dilution of a new investor's equity as of May 31, 2001.

As of May 31, 2001, we have issued 5,000,000 shares to our current shareholders in exchange for $15,647 in cash, an average of approximately $0.0031 per share. Our net tangible book value as of May 31, 2001 was $621 or approximately $0.0001 per share. Giving effect to the sale of all shares offered for cash, our pro forma net tangible book value after deducting expenses of this offering estimated at $ $13,000, would be approximately
$237,621, or approximately  $.2104 per share.


Public offering price per share                             $0. 25
Net tangible book value per share before offering           $0.0001
Increase in net tangible book value per share
attributable to subscribers                                 $0.0395
Pro forma net tangible book value per share after offering  $0.0396
Dilution per share to public investors                      $0.2104

Plan of Distribution

This is a self - underwritten offering. This prospectus is part of a registration statement that permits the executive officers of Howard Llewellyn Argentina Group, Inc. to sell directly to the
public, with no commission or other remuneration payable.   The
offering will not be advertised, but will be presented directly by the executive officers to potential investors primarily involved in the health and nutrition industry.

No public market currently exists for our shares, but we intend to apply to have our shares traded on the NASDAQ Over-the-Counter
Bulletin Board following the completion of this offering.

The offering will be conducted by our executive officers.
Although these persons are associated person of the company, as that term is defined in Rule 3a4-1 under the Exchange Act, these persons are deemed not to be brokers for the following reasons:

      * They are not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of their participation in the sale of our securities.

      * They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

      * They are not an associated person of a broker or dealer at the time of their participation in the sale of our securities.

      * They will restrict their participation to the following activities:

            A.    Preparing any written communication or
delivering any communication through the mails or other means that does not involve oral solicitation by them of a potential purchaser;

            B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

            C. Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, we have retained no broker for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an Amendment to our registration statement will be filed.

The offering will remain open for a period until _____, 2001 or 180 days from the date of this prospectus, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers and directors, and our stockholders and their affiliates may purchase shares in this offering.


Legal Proceedings.

No legal proceedings have been or are currently being undertaken for or against Howard Llewellyn Argentina Group, Inc., nor are we aware of any contemplated proceedings.

Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving Howard
Llewellyn Argentina Group, Inc. are as follows:

Name                     Age            Positions Held and Tenure

Linden J. Soles          44             President and Director since
                                        November 1999

Jeffrey T. Reid          38             Vice President and
                                        Director since
November 1999

Frederick W. Vanstone    59             Secretary Treasurer and
                                        Director since November 1999

The directors will serve until the first annual meeting of our shareholders and their successors are elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.


Biographical information

Linden J. Soles has been an officer and director of Howard Llewellyn since November 1999. Mr. Soles is perhaps best recognized as the person who had the grim task of telling viewers around the world that Princess Diana had died. From 1993 to 1998, a potential global audience of 800 million people witnessed his award winning breaking news coverage as CNN's prime time news anchor. For over 29 years, Mr. Soles has proven to be a consistent ratings winner and along the way has earned some of the most prestigious international journalism awards, including the National News & Documentary EMMY, PEABODY, NATPE IRIS, CABLEACE, RTNDA, GABRIEL Awards and more. While at CNN, Mr. Soles anchored its two highest-rated news broadcasts: "Prime News" and "The World Today", as well as "World News" on CNN International. All three programs were seen by a global audience which soon became familiar with his ad-libbing skills during such breaking news events as the Death of Princess Diana, the Olympic Park Bombing, Oklahoma City Bombing, the TWA 800 Crash, the O.J. Simpson Trials, the Kobe Earthquake, the Long Island Railroad Massacre, the Murder of Gianni Versace, the death of Jacqueline Kennedy Onassis and many other high profile events. From the age of 15 in his native Canada, Mr. Soles has constantly honed his writing, reporting, interviewing editing, producing, directing, designing and composing skills and applied them to award-winning TV and radio documentaries, talk shows, news programs and music specials for companies such as the Global Television Network, The CBC TV and Radio Networks, as well as local stations in Vancouver and Winnipeg, before his move to CNN. Mr. Soles left CNN when his contract was up in 1998 to form his own omnimedia company, Linden Soles MediaWorks Inc and gain ownership and control of the intellectual property he generates. In his capacity as an Officer and Director of Howard Llewellyn, the Company is hoping to leverage Mr. Soles' global "brand name" and credibility as part of its international marketing strategy.

Frederick W. Vanstone has served as an officer and director of Howard Llewellyn since October 1999. A proven corporate turnaround specialist, Mr. Vanstone has, in his 37 years of commercial banking, corporate finance, consulting and business ownership, crafted financial strategies that have reinvigorated companies and clients in Canada, the U.S., Europe, Australia and New Zealand. Mr. Vanstone has Public Company experience with securities registration in both Canada and the United States, including taking a Public Company back to Private. From 1996 to the present Mr. Vanstone has served as Chief of Staff, Crossroads Family of Ministries, Burlington, Ontario, a company engaged in ministerial services, and broadcast television. He helped guide the organization through the acquisition of a CRTC broadcast license for a new Toronto -area TV station, CTS, and mapped out a blueprint to enable Crossroads to achieve greater fiscal efficiencies. For the previous eleven years Mr. Vanstone was associated with Oral Roberts Ministries, Tulsa, Oklahoma. He served as officer and director of the parent organization as well as subsidiaries and associated entities and helped to fiscally revive the ailing Ministry and return it to positive cash flow. In 1979 and 1980 he was CEO of Standard Guarantee Corporation. From 1972 through 1978, Mr. Vanstone served as Chief Financial and Administrative Officer for the Jim Pattison Group of Companies and helped steer the organization back to private ownership from its Public status. From 1978 to the present Mr. Vanstone has also operated Vandella Enterprises Ltd. A company specializing in investment, consulting and development banking.

Jeffrey T. Reid has served as an officer and director of Howard Llewellyn since October 1999. From 1992 to the present, Mr. Reid is the Franchise Owner of Boston Pizza International Restaurants. Edmonton, Alberta. From 1990 through 1992 he was territory and account manager for Cartier Wines and Beverages Ltd. He covered Saskatchewan, Manitoba and Alberta for that company. Prior to that he served as an independent freelance producer, production manager and sound engineer in Winnipeg, Manitoba.


Security ownership of certain beneficial owners and management

 The following table sets forth, as of the date of this prospectus, common stock owned of record or beneficially by each Executive Officer and Director, each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock, and the shareholdings of all Executive Officers and Directors as a group. Each person has sole voting and investment power with respect to the shares shown.


                                         Shares   Percentage of
     Name                                Owned    Shares Owned

Linden J. Soles                          250,000       5.00%
President and Director
 21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4


Frederick W. Vanstone                    150,000       3.00%
Secretary, Treasurer,
And Director
21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4

Jeffrey T. Reid                          100,000       2.00%
Vice President and Director
21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4

Gateway Equities1                        250,000       5.00%
21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4

Hy Potential Investments Ltd.2           250,000       5.00%
21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4

All directors and executive
Officers as a group (3 persons)          500,000      10.00%

1   Craig D. Soles is the sole owner of Gateway Equities.  Mr.
Soles' address is Box 32051, 2619-14th Street SW, Calgary,
Alberta, Canada, T2T-5X6, Telephone 403-243-3311.

2      David Young is the sole owner of Hy Potential Investments,
Ltd.  Mr. Young's address is 21112-123rd Avenue, Maple Ridge, BC,
Canada V2X 4B4, Telephone 604-467-7982.


Conflicts of Interest

Although the officers and directors initially will not be involved with the company on a full-time basis, each will devote a minimum of fifteen hours per week to the affairs of the company. As a result, there may be occasions when time requirements of the company conflict with the demands of other business and investment activities of the officers and directors and the interests of the company might be adversely affected. As our business develops, we may need to employ additional personnel and, if so, we cannot be sure that qualified people will be available or, if they are available, that we will be able to employ them at a price we can afford.

Description of securities

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $0.001 per share per share. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any Preemptive rights to purchase shares in any future issuance of Howard Llewellyn's common stock.

The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining Shares will not be able to elect any of our directors.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders Of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders may be diluted.


Interests of Named Experts and Counsel

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant To the Securities Act of 1933, whose services were used in the preparation of this Form SB-2/A was hired on a contingent basis or will receive a direct or indirect interest in the company.


Shares Eligible for Future Sale

Upon completion of the offering, we will have a minimum of 5,000,000 shares and a maximum of 6,000,000 shares of common stock outstanding. The shares held by current shareholders will not be freely tradable without restriction or registration under the Securities Act of 1933. A current shareholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public
information about the company.   The volume limitations generally
permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.


Legal Matters

The validity of the shares offered hereby will be passed upon for the Company by Kenneth M. Christison, Esq.


Experts

The financial statements of the company as of December 31, 2000, included in this prospectus have been audited by Janet Loss, C.P.A., P.C., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.


Transfer Agent

We currently serve as our own transfer agent, and plan to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should our securities be quoted on any exchange or OTC quotation system, or if application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, our Articles of Incorporation provide that the company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.


Disclosure of SEC position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company pursuant to provisions of the State of Nevada, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


Organization within the last five years

The company was incorporated in the State of Nevada on April 2,
1999 and David R. Mortenson was the original promoter.   We are
in the early stages of development and our only activities to date have been the development of our business plan and the preparation for this registration statement. We have had no revenues nor do we have any expectation of revenues until the completion of this offering and the commencement of business.


Description of business

We have had no business operations to date. On April 5, 1999, in exchange for 2,000,000 shares of common stock, we received from David R. Mortenson & Associates of Alvin, Texas, the rights to produce and distribute in the state of Florida, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses. David R. Mortenson and Associates had acquired these rights from the inventors of the product, N. W. Technologies, Inc.; however, several months later the contract granting David R. Mortenson & Associates rights to the technology was withdrawn by the inventors. David R. Mortenson and Associates subsequently sued N.W. Technologies Inc. in Harris County Court, Houston Texas.

As a result, on January 3, 2000, we entered into an agreement with David R. Mortenson & Associates to cancel and terminate the agreement of April 5, 1999, and David R. Mortenson & Associates released us from any and all financial responsibility or liability under that agreement. In addition, in order to compensate us for the termination of our rights under the agreement, we were granted a license agreement, at no additional cost, for the exclusive right to distribute the vitamin and herbal supplements of Vitamineralherb.com Corp., in the Provinces of Manitoba and Saskatchewan, Canada.

The License.

We have a three year license from Vitamineralherb.com Corp. to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers through a website maintained by Vitamineralherb.com. In return for payment of a $500 annual maintenance fee, we as a licensee, and our customers will have access to all products offered on the Vitamineralherb.com website, as well as to custom-formulated and custom-labeled
products.    Three different labeling options are available to
customers:

     - Products may be ordered with the manufacturer's standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by." This gives these health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, our salesperson will show the client how to access the Vitamineralherb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website, paying for the purchase with a credit card, electronic check ("e-check"), or debit card with all financial transactions being handled by Vitamineralherb.com 's Internet clearing bank. The Vitamineralherb.com webmaster will download e-mail orders several times a day, check with the clearing bank for payment, and then submit the product order and electronic payment to International Formulation and Manufacturing. All products will be shipped by the manufacturer directly to the purchaser or clients as directed

Prices for the products will be set by Vitamineralherb.com based on the manufacturer's price it pays, plus a markup, which will include a 10% commission to Vitamineralherb.com, as well as our profit. Upon receipt of payment for a product order, the clearing bank will direct the 10% commission to Vitamineralherb.com, remit the retail price of the order to the manufacturer, and direct the balance to us as our profit on the order. Although our profit may vary depending on the specific products sold, we expect the average profit margin to be approximately 20% of the retail price.

Vitamineralherb.com 's software will track all sales through the customer's identification number, and at month end, e-mail a detailed report including sales commissions to us. Vitamineralherb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as attempting to insure that all major search engines pick Vitamineralherb.com first. All sales originating from the website to customers located in Saskatchewan and Manitoba will automatically be assigned to us.

As a licensee of Vitamineralherb.com, we will have the advantage of not being required to develop products or a delivery system, store inventory, build and maintain a website, or establish banking liaisons, us to focus strictly on marketing and selling the products. We plan to target health and fitness professionals in Manitoba and Saskatchewan who wish to offer high-quality health and fitness products to their customers. To date, Vitamineralherb.com has granted a total of forty-six licenses for the distribution of their vitamin and herbal supplements. At the end of the three-year license period, our license will be automatically be renewed unless either we or Vitamineralherb.com give the other party notice of its intent not to renew.

Vitamineralherb.com

VitaMineralHerb.com was incorporated as a Nevada corporation on April 2, 1999, for the purpose of creating a virtual store that would provide customers the convenience of purchasing health related products from any location for direct shipment to a home or business through the Internet. It is a private company, and is not registered with the SEC. VitaMineralHerb.com's business is to market high quality low cost vitamins, herbs and health supplements to health
And fitness professionals that are then resold to their clients. VitaMineralHerb.com does not sell to the general public. VitaMineralHerb.com is a relatively young company and has just begun developing its vitamin marketing and distributorship business. It currently offers 61 products for sale on its web site, including Kava Kava, St. John's Wort, Saw Palmetto, Gingko Biloba, Echinacea, Siberian Ginseng, Chromium Picolinate, Glucosamine Chondroitin, and Vitamin C,
As well as many others.

On June 9, 1999, VitaMineralHerb.com entered into a manufacturing agreement with International Formulation and Manufacturing Inc., a nutraceuticals- manufacturing firm located in San Diego, California.
International   Formulation   and Manufacturing Inc. was recently acquired
by Ives Formulation Co. On June 22, 2000, VitaMineralHerb.com entered into a new manufacturing agreement with Ives Formulation Co. that incorporated the same terms and provisions of the June 9, agreement with International Formulation and Manufacturing Inc.
Ives Formulation is a wholly owned subsidiary of Ives Health
Company, a public company Traded on the OTC: BB under the symbol "IVEH." Ives Formulation has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products For various marketing organizations. Ives Formulation does no retail marketing. In addition to a line of standard products, Ives Formulation is able to manufacture custom blended products and also has the capability to supply privately labeled products for our customers at a minimal added cost.

Le Monde Marketing Agreement.

 In the event the net proceeds received from this offering are not sufficient to accomplish our objectives, we will require additional financing from other sources. In February 2000, Le Monde Marketing, Vancouver, B.C., orally agreed to provide us a minimum of $100,000 for operational expenses during our start-up period. That agreement was confirmed in a letter dated April 23, 2001, which proposed the following timing of the funding using the date this registration statement becomes effective as a starting date:


Stage      Description         Time       Funds Purpose

 1    Confirmation of     1st and 2nd     1,000 Research
      Market              months
 2    Establishment of    3rd month      12,000 Rent
      Office                             12,000 Administration
                                         10,000 Office Equipment
                                         12,000 1 year Office
                                                Expense
                                                Allowance
 3    Recruiting of Two   4th - 6th      24,000 Wages
      Salesmen            months         12,000 Sales Expense
 4    Advertising         7th month         500 Website
                                                Maintenance
 5    Generation of       10th - 12th        -- Expectation of
      Revenues            months                Revenues

                   TOTAL                $83,500

In return for any funding provided, for a period of five years thereafter, Le Monde Marketing will receive one percent ( 1%) of all net commissions received by us from sales through Vitamineralherb.com for each $2,000 of funding up to one hundred thousand dollars ($100,000), as well as one percent ( 1%) of any sales commissions generated by Le Monde Marketing by sales of Vitamineralherb.com products through its existing distribution network for each $2,000 of funding up to one hundred thousand dollars ($100,000).


Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately
275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Howard Llewellyn Argentina Group, Inc. believes that this dramatic growth presents significant opportunities for online retailers.

We have assembled some of the available data regarding Internet commerce that will be a portion of the information that is to be digested in order to complete our study as to feasibility.

Web Commerce:       1996      $2.6 billion
                    2000      $220 billion

Web Users:          1996      28 million
                    2000      175 million
  (Source: Ziff Davis)

  Nearly one trillion will be spent on Information Technology (IT) in 2000, representing about 60 percent of all capital spending compared to just 10% of all capital spending in 1980.
  (Source: NUA)

Nearly half of US Internet users have purchased a product or service online.
 (Source: A. C. Nielsen-May 11, 2000)

Consumers who have used the Internet since 1995 spend an average of $ 388 per transaction while those who have been online for a year only spend an average of $ 187 per transaction. The equivalent figure for those who have been using the Internet since 1997 is $ 298.
 (Source: National Association of Business Economics)

An estimated 120 million Internet users, or 40 percent of the total number online, have already made an online purchase, according to a study from the Angus Reid Group. Over 50 % of all online transactions were made in the USA. US users made an average of 7 purchases in the three months before the survey, spending an average of $828. The worldwide average spent by an individual in the same period was less than $500.

75% of online shoppers in the US and Canada pay for e-commerce purchases by credit card. Direct bank drafts, bank transfers and cash on delivery are the other most favored payments methods. 93% of Internet shoppers around the world said they were "somewhat satisfied" or "extremely satisfied" with their online shopping experience.
(Source: Angus Reid Group)

Internet advertising revenue more than doubled in 1999, coming to a year-end total of $ 4.62 billion.
 (Source: Internet Advertising Bureau [IAB])


AS OF MARCH 2000 THERE WERE A WORLDWIDE TOTAL OF 304,360,000
INTERNET CONNECTIONS.  THE BREAKDOWN IS AS FOLLOWS:

          Africa            2,589,000
          Asia/Pacific     68,900,000
          Europe           83,350,000
          Middle East       1,900,000
          USA & Canada    136,860,000
          South Africa     10,740,000

 (Source: Various; Methodology - Compiled by: Nua Internet
Surveys)

Financial results from the first quarter of this year show that while Amazon nearly doubled its revenue, it sustained bigger losses than during the same period last year. Despite this, sales were up 95 percent from USD294 million in 1999 to USD574 million in 2000.
 (Source: Reuters)

Global e-commerce will be worth 7.0 trillion dollars by 2004. 50% of global sales will come from the US.
 (Source: Forrester)

The vitamin, supplement, mineral and alternative health product market.

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year 2003, up from $1 million in 1998. We believe that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The removal of most, if not all import duties, under the NAFTA accord enables us to import our goods without undue trouble or delay. Some of sources relied upon for product will undoubtedly be located in Canada and will be easily available to Canadian customers as well as being exported to the United States.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Our competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carries vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Our potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, as use of the Internet and other electronic services increases, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well established and well financed companies.

Competitors have and may continue to have aggressive pricing policies and may devote substantially more resources to website and systems development than we will. Increased competition may result in reduced operating margins and loss of market share.

We believe that the principal competitive factors in its market are:

  -    ability to attract and retain customers;
  -    breadth of product selection;
  -    product pricing;
  -    ability to customize products and labeling;
  -    quality and responsiveness of customer service.

We believe that we can compete favorably on these factors.
However, we will have no control over how successful our competitors are in addressing these factors. In addition, our online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

Traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:

     - Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
     - Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
     - the multilevel structure of some marketing organizations mandates high prices.

As a result of the foregoing limitations, we believe there is significant unmet demand for a shopping channel like that of Vita that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

We hope to attract and retain consumers through the following key attributes of our business:

     - Broad Expandable Product Assortment. Our product selection may be substantially larger than that offered by store-based retailers since we do not have to maintain large inventories.
     - Low Product Prices. Product prices can be kept low due to volume purchases through our affiliation with Vitamineralherb.com and other licensees. Our not having an inventory, warehouse space and need for limited administration should also make our prices lower. All products will be shipped directly from Vitamineralherb.com 's inventory.
     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.


Regulatory Environment.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Howard Llewellyn Argentina Group, Inc. sells in Canada are, or may be, subject to regulation by Health Canada which administers the Food and Drugs Act along with relevant regulation thereto. Regulated products include herbal remedies, natural health remedies, functional foods and nutraceuticals. Health Canada regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Food and Drugs Act, a variety of enforcement actions are available to Health Canada against marketers of unapproved drugs or "adulterated" or "misbranded" products. These include: criminal prosecution; injunctions to stop the sale of a company's products; seizure of products; adverse publicity "voluntary" recalls and labeling changes.

The Consumer Packaging and Labeling Act, as administered by Industry Canada, requires that certain information labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Howard Llewellyn Argentina Group, Inc. sells may also be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics.

The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration.

It is possible that the statements presented in connection with product descriptions on Howard Llewellyn Argentina Group, Inc.'s site may be determined by the Food and Drug Administration to be drug claims rather than nutritional statements. Some of Howard Llewellyn Argentina Group, Inc.'s suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, Vitamineralherb.com may have to remove or modify some statements, products or labeling from its website.

Howard Llewellyn Argentina Group, Inc. cannot predict the nature of any future Canadian or U.S. laws and regulations nor can it determine what effect additional governmental regulations or administrative orders would have on our business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives Howard Llewellyn Argentina Group, Inc. cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive.

Any laws, regulations, enforcement policies, interpretations or applications applicable to Howard Llewellyn Argentina Group, Inc.'s business could require the reformulation of certain products to meet new standards, the recall or dropping of certain products, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet. The precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed with respect to the Internet. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and applicability of existing laws and regulations to the Internet may slow the growth of Internet use and result in a decline in Howard Llewellyn Argentina Group, Inc.'s sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once lifted, some type of federal and/or state taxes may be imposed upon Internet commerce which may substantially impair growth and, as a result have a negative affect on our business.

Employees.

We are a development stage company and currently have no employees and are currently managed by our officers and directors. We look to the board for management and financial skills and talents. Management plans to use consultants, attorneys and accountants as necessary, rather than engaging any full-time employees in the near future other than sales representatives.


Available Information and Reports to Securities Holders.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to the company and its common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon our registration statement becoming effective, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above. Management's Discussion and Analysis of Financial Condition or Plan of Operation.

Upon the completion of all or part of the sale of shares contained in this offering, we intend to proceed as quickly as possible to do an in-depth feasibility study and if and when that study proves the project to be feasible, hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with. The Provinces of Manitoba and Saskatchewan are very large, making adequate coverage by one salesperson virtually impossible. A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers. Research has indicated that this servicing or detailing of already established accounts results in larger increases in reorders of product.

Estimated expenses for the next twelve months are as follows:
                                                               US dollars
                                                  Cdn.dollars

Two sales persons (draw against commissions)
                       @ $1000 per month*              24,000    $ 36,000
     Administration                                    12,000    $ 18,000
     Employee benefits                                 16,000    $ 24,000
     Office rent                                     $ 12,000    $ 18,000
     Office supplies (including furniture)           $ 10,000      15,000
     Development stage costs (including
     recruiting costs)                                  1,000       1,500
     Website maintenance                                  500    $    750
     Contingency (10%)                                  8,750    $ 13,125

     Total first year expenses                       $ 84,250    $126,375

* All figures shown are in United States and Canadian dollars. A conversion rate of 1.5 was used.


If the offering proceeds received, together with any funding from Le Monde Marketing, are not sufficient to fund all our planned activities operations will be scaled down. One sales person will be hired instead of two; administration will be handled by an officer and director at no cost. The same officer and director will supply office space during the start-up process. Growth will be much slower and we will not be able to rent office space or hire administrative help until sales volumes and gross profits are large enough. If no funds are received from this offering, management will be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.


Milestones:

1. Confirmation of Market - 1st and 2nd months after effective date; offering proceeds and/or funding from Le Monde Marketing. Our management has already begun to implement the first stage of the business plan. We intend to retain a competent specialist to do a marketing survey of the Provinces of Manitoba and Saskatchewan.

2. Establishment of an office - 3rd month after effective date; offering proceeds and/or funding from Le Monde Marketing. One administration office is planned for both provinces. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, bookkeeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially.

3. Recruiting of sales people - 4th - 6th months after effective date; offering proceeds and/or funding from Le Monde Marketing. We estimate that we will require two sales people to cover the Provinces of Saskatchewan and Manitoba; one headquartered in the city of Regina covering Saskatchewan and the other in Winnipeg, the Provincial Capitol of Manitoba, which would be our administrative office. Sales people will be provided with a basic draw against commissions of $1,000 per month. They will initially cover the two major cites, thereby keeping
     expenses to a minimum.   Potential customers in rural
     Manitoba and Saskatchewan which have hundreds of small towns and villages, will be pre-qualified by telephone, followed by a personal sales call. Cost of recruiting sales people is estimated at $3,000.

4 Advertising - 7th month after effective date; offering proceeds and/or funding from Le Monde Marketing. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients. Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated to cost $7,000.

5.   Generation of Revenues - 10th - 12th months after effective date; no funding requirement. We believe that a planned, slow-but-steady growth pattern will serve us in the best fashion. By keeping costs low and concentrating first on the major population centers, we believe we can generate revenues in a fairly short time. We expect the initial order by each new customer to be comparatively large, as the customer will be establishing an initial inventory of products. Thereafter, each customer will order product only as required to replenish inventory as products
     are sold.   We believe that the relatively large initial orders
     expected may provide sufficient early cash flow to reach a break-even point, or to generate a small profit, from operations before the funds available from Le Monde Marketing are used up.


Description of property.

We maintain a mailing address at the office of Hy Potential
Investments Ltd., one of our shareholders, but otherwise do not presently maintain an office. We pay no rent for use of the mailing address and we own no real estate.


Certain Relationships and Related Transactions

Prior to the date of this registration statement we issued to ten individuals a total of 2,000,000 shares of common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the state of Florida. David R. Mortenson and Associates, a Texas general partnership acquired these rights from the inventors of the product, N.W. Technologies Inc. under a distribution agreement.

In December 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R. Mortenson and Associates. David R. Mortenson and Associates as well as several of the concerns that have an interest in the technology through distribution agreements with David R. Mortenson and Associates, have filed suit in Harris County court, Texas against N.W. Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

On January 3, 2000, we entered into an agreement with David R. Mortenson and Associates terminating our agreement to produce and distribute the oxygen-enhanced products. We were released from any and all financial responsibility or liability by the terms of that agreement.

In order to avoid litigation with us and to protect our shareholders, David R. Mortenson and Associates granted us a distribution territory for an Internet based vitamin and health supplement company. There was no charge for this distribution territory, which is the Provinces of Saskatchewan and Manitoba, Canada.


Market for common equity and related stockholder matters.

Howard Llewellyn Argentina Group, Inc. is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the common stock. Upon completion of all or part of the offering of common shares contained in this registration statement, it is the intention of Howard Llewellyn Argentina Group, Inc. to apply for a trading symbol and a listing to have its shares quoted on the Over-the-Counter Bulletin Board. There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Howard Llewellyn Argentina Group, Inc. to have the price of its stock quoted on the Over-the-Counter Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Howard Llewellyn Argentina Group, Inc. stock.


Executive compensation.

The following discussion addresses all compensation awarded to, earned by, or paid to our named executive officers and directors. No officer or director has received any remuneration, whether cash, stock, or other non-cash payment, from us. Although there is no current plan in existence, it is possible that we will adopt a plan to pay or accrue compensation to the officers and directors for services related to the implementation of the business plan. Howard Llewellyn has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.

We have no employment contract or compensatory plan or arrangement with any executive officer. The directors and officers currently do not receive any cash compensation for Service as members of the Board of Directors. There is no compensation committee and no compensation policies have been adopted.

The following table and the accompanying notes provide summary information for each of the last two fiscal years since the company's inception concerning cash and non-cash compensation paid to, or accrued by, management.






                              Annual Compensation




                                                         Securities
Name and                        Other        Restricted  Underlying  LTIP     All
Principal  Year  Salary  Bonus  Annual       Stock       Options     Payouts  Other
Position                        Compensation Award       SARs                 Compensation


                 ($)     ($)    ($)          ($)         (#)         ($)
Linden     1999   0       0      0            0           0           0        0
  J.       2000   0       0      0            0           0           0        0
Soles,
President
&
Director


Frederick  1999    0       0      0            0           0           0        0
W.         2000    0       0      0            0           0           0        0
Vanstone,
Secretary,
Treasurer
&
Director


Jeffrey    1999    0       0      0            0            0         0         0
  T.       2000    0       0      0            0            0         0         0
Reid,Vice
President
&Director







              HOWARD LLEWELLYN ARGENTINA GROUP INC.

                (A Development Stage Enterprise)






                          AUDIT REPORT

                   December 31, 2000 and 1999


















                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
               1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80222











              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A Development Stage Enterprise)

                  INDEX TO FINANCIAL STATEMENTS


                        TABLE OF CONTENTS



ITEM                                                        PAGE

Report of Certified Public Accountant.....................    F1


Balance Sheet, December 31, 2000 and 1999.................    F2

Statement of Operations, For the
Year Ended December 31, 2000 and
For Period April 2, 1999 (Inception)
Through December 31, 1999.................................    F3

Statement of Stockholders Equity
(Deficit), For the Year Ended
December 31, 2000 and For Period
April 2, 1999 (Inception)
Through December 31, 1999.................................    F4

Statement of Cash Flows For the
Year Ended December 31, 2000 and
For Period for the Period
April 2, 1999 (Inception)
Through December 31, 1999 ................................    F5

Notes to Financial Statements............................  F6-F9











                     Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
                1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80210
                         (303) 782-0878

                   INDEPENDENT AUDITOR'S REPORT

Board of Directors
Howard Llewellyn Argentina Group Inc.
21112 123rd Avenue
Maple Ridge, British Columbia V2X4B4

Sirs:

I have audited the accompanying Balance Sheet of Howard Llewellyn Argentina Group Inc. (A Development Stage Enterprise) as of December 31, 2000 and 1999 and the Statements of Operations, Stockholders' Equity, and Cash Flows for the
Year Ended December 31, 2000 and for Period April 2, 1999 (Inception) through December 31, 1999. These financial statements are the responsibility of the Company's management.
My responsibility is to express an opinion on these financial statements based on my audit.

My audit was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Howard Llewellyn Argentina Group Inc. as of December 31, 2000 and 1999, and the results of its operations and changes in its cash flows for the For the Year Ended December 31, 2000 and the period April 2, 1999 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles applied on a consistent basis.

/s/Janet Loss
Janet Loss, C.P.A., P.C.
May 29, 2001

              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                          BALANCE SHEET
                   DECEMBER 31, 2000 and 1999

                             December 31, 2000   December 31,1999
                                    Audited            Audited
CURRENT ASSETS:
  Receivables                        $  100             $    0

TOTAL CURRENT ASSETS                    100                  0

OTHER ASSETS
  Deferred Offering Costs            12,100                  0

TOTAL ASSETS                         12,200                  0

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES                       0                  0

LONG-TERM LIABILITIES                     0                  0

STOCKHOLDERS EQUITY:
     COMMON STOCK $0.001 PAR
     VALUE; 100,000,000 SHARES
     AUTHORIZED AND 5,000,000
     SHARES ISSUED AND OUTSTANDING    2,500              2,500

     Common Stock Issuable (Note I)     100                  0

     ADDITIONAL PAID-IN CAPITAL      12,526                147

     Deemed Dividend re: Purchase
     Of License Rights               (2,000)            (2,000)

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)            (926)              (647)

TOTAL STOCKHOLDERS' EQUITY (Deficit) 12,200                  0

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY               $ 12,200             $    0

The accompanying notes are an integral part of the financial statements.
F2

              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                     STATEMENT OF OPERATIONS
     FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD
       APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

                         December 31, 2000  December 31, 1999
                                 Audited          Audited

REVENUES:                            $   0             $    0

OPERATING EXPENSES:


  Accounting and legal expenses          0                165
  OFFICE EXPENSES                      279                162
  TAXES AND LICENSES                     0                320

TOTAL OPERATING EXPENSES               279                647

NET (LOSS) FOR THE YEAR              $(279)            $ (647)

 NET (LOSS) PER SHARE                 (N/A)              (N/A)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING        5,000,000          5,000,000










The accompanying notes are an integral part of the financial statements.

                                                        F3

              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
           STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)
  FOR THE PERIOD APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31,1999
            AND FOR THE YEAR ENDED DECEMBER 31, 2000



                                                             (Deficit)
                Common  Common  Common   Additional Deemed   Accumulated Total
                Stock   Stock   Stock    Paid-in    Dividend during the  Stockholders
                Number  Amount  Issuable Capital             Development Equity
                Of                                           Stage
                Shares


April 2, 1999
Issuance of
Common Stock    500000  500     0        147        0        0            647

Issuance of
Common Stock
For License     2000000 2000    0        0          0        0            2000
Rights

Deemed Dividend
Re: Purchase of
License Rights  0       0       0        0          (2000)   0            (2,000)

Issuance of
Common Stock    2500000 0       0        0          0        0            0
Reflecting 2-1
forward split

Deficit for the
Period From
April 2,1999
(Inception)
through
December 31,
1999            0       0      0         0          0         (647)        (647)

Balance,
December 31,
1999            5000000 2500   0         147        (2,000)   (647)         0

June 30, 2000
100,000 Shares
to be Issued     0      0      100        12379      0         0            12479

Net (Loss)for
The Year Ended
December 31,
2000             0      0      0          0          0         (279)        (279)

Balance,        5000000 2500   100        12526      (2000)    (926)        12200
December 31,
2000




The accompanying notes are an integral part of the financial statements.
F4
              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                     STATEMENT OF CASH FLOWS
       FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
       APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


                           December 31, 2000   December 31, 1999
                                Audited             Audited

CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

  NET(LOSS)                     $ (12,379)          $ (647)

ADJUSTMENTS TO RECONCILENET
LOSS TO NET CASH FLOW FROM
OPERATING ACTIVITIES:

  (INCREASE) IN RECEIVABLES          (100)               0

CASH PROVIDED (USED) BY
OPERATING ACTIVITIES              (12,479)            (647)

CASH FLOWS FROM (TO)
INVESTING ACTIVITIES:                   0                0

CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:

  DEEMED DIVIDEND RE: LICENSE RIGHTS    0           (2,000)

  ISSUANCE OF COMMON STOCKS
  AND COMMON STOCKS ISSUABLE          100            2,500

  ADDITIONAL PAID-IN CAPITAL       12,379              147

NET INCREASE (DECREASE) IN CASH   $     0           $    0

CASH, BEGINNING OF PERIOD               0                0

CASH, END OF PERIOD               $     0           $    0

The accompanying notes are an integral part of the financial statements.

                                                   F5

              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 2000 AND 1999

NOTE I.  ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on April 2, 1999.

The Company's only activities have been organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan.

On April 2, 1999, the Company issued 500,000 shares of common stock as founder shares to the officers and directors of the Company. The shares are for compensation of time, effort and expenditures to organize and form the corporation.

On April 28, 1999, the Company issued 2,000,000 shares of common stock in return for the water treatment rights for the state of Florida and the development of the business plan. The issued price of the shares and the cost of the license were recorded as deemed dividend.

On November 24, 1999 all 2,500,000 shares of common stock of the Company effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares. On the same day, the Directors of the Company sold 500,000 in a private transaction at $0.001 per share.

On January 3, 2000, David Mortenson and Associates cancelled the water treatment license rights in Florida with the Company. On the same day, David Mortenson & Associates returned 4,000,000 post split shares of the Company because of the cancellation of the water treatment license. On the same day the Company decided to redistribute the returned shares to new investors. The 4,000,000 shares were sold at the price of $0.001 per share.

On January 20, 2000 David Mortenson and Associates gave the Company a License to distribute vitamins, minerals, herbs and other health products and supplements through the Internet. This was given to the Company as compensation for the cancelled water treatment license.

                                                  F6
NOTE I.  ORGANIZATION AND HISTORY

On June 30, 2000 The Company has authorized an additional 100,000 common shares to be issued to a shareholder at $0.001 each.

NOTE II.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES

The Company has been in the development stage since inception.

ACCOUNTING METHOD

The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At December 31, 2000, there were no cash equivalents.

DEFERED OFFERING COSTS

Costs associated with the Company's private offerings have been charged to the proceeds of the offering. If the offerings are unsuccessful the costs will be charged to operations. To date the Company has spent a total of $12,100 in fees and expenses. They are for $2,000 in printing and engraving, $8,000 in registration statement and professional services, $1,500 in accounting, $500 in transfer agent and registrar, $100 in miscellaneous. The company is expected to bear all expenses relating to the offering. The initial amount is expected to be about $13,000.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles. It requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of financial statements, as well as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.
F7
NOTE III.  LICENSE AGREEMENT

The terms and conditions of the water treatment agreement were as follows:

  1. The Company agrees to pay the Grantor the sum of $2,000 in the sum of 2,000,000 shares of common stock having a par value of $0.001 per share.
2.   The agreement is for a term of three years.
3. The contract covers onetime License fee of $10,000.00, annual fee of $20,000.00, monthly royalty payment of 8%, minimum purchase obligations of $50,000.00 in the first 6 months, $75,000 in the next six months and $175,000.00 in the second year. The
Licensee will pay for each technical personnel from the Company in the amount of $300.00 per day plus travel and accommodation expenses.
4. The contract is exclusive and the territory covers the State of Florida.

The new license from David Mortenson & Associates is for distribution of vitamins, minerals, herb and other health products and supplements through the Vitamineralherb.com website.
The license calls for a 10% add-on for all products purchased and an annual $500 website maintenance fee. The effective date of the License Agreement was January 3,2000.

NOTE IV - RELATED PARTY TRANSACTIONS

David R. Mortenson is one of the original incorporators and Directors of the Company and is a principal in David
Mortenson & Associates and Vitamineralherb.com. He is at non-arms length with the Company.

David Mortenson & Associates is involved in a lawsuit against N.W. Technologies, Inc. in Harris County Court, Texas. In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit.

NOTE V - GOING CONCERN

As of December 31, 2000, the Company's revenue generating activities are not in place, and the Company has incurred a loss for the period then ended. In addition, the Company does not currently have any source of financing readily available.

                                                  F8


NOTE V - GOING CONCERN

These factors raise substantial doubt about the Company's ability to continue as a going concern.

The Company intends to raise additional funds through the sale of equity securities and / or borrowings. The Company's ability to commence operations depends heavily on its ability to raise such funds through equity financing activities. There can be no assurance that such funds will be available to the Company, or available on terms of acceptable to the Company. If the Company is unable to raise such funds in equity markets, it will be unable to commence operations or generate revenues.





                                                  F9



              HOWARD LLEWELLYN ARGENTINA GROUP INC.

                (A Development Stage Enterprise)


                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)


              FOR THE PERIOD ENDED AUGUST 31, 2001





              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)

                         BALANCE SHEETS
                      AS OF AUGUST 31, 2001

                               August 31, 2001   December 31,2000
                                 Un-Audited            Audited
CURRENT ASSETS:
  Receivables                        $  100             $  100

TOTAL CURRENT ASSETS                    100                100

OTHER ASSETS
  Deferred Offering Costs            12,100             12,100

TOTAL ASSETS                         12,200             12,200

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES                       0                  0

LONG-TERM LIABILITIES                     0                  0

STOCKHOLDERS EQUITY:
     COMMON STOCK $0.001 PAR
     VALUE; 100,000,000 SHARES
     AUTHORIZED AND 5,000,000
     SHARES ISSUED AND OUTSTANDING    2,500              2,500

     Common Stock Issuable (Note I)     100                100

     ADDITIONAL PAID-IN CAPITAL      20,626             12,526

     Deemed Dividend re: Purchase
     Of License Rights               (2,000)            (2,000)

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)          (9,026)              (926)

TOTAL STOCKHOLDERS' EQUITY (Deficit) 12,200             12,200

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY               $ 12,200            $12,200


              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)

                     STATEMENT OF OPERATIONS
         FOR THE FIVE MONTH PERIOD ENDED AUGUST 31, 2001


                              AUGUST 31, 2001 December 31, 2000

                                 Un-Audited       Audited

REVENUES:                            $   0             $    0

OPERATING EXPENSES:


  Accounting and legal expenses          0                  0
  OFFICE EXPENSES                        0                279
  TAXES AND LICENSES                     0                  0

TOTAL OPERATING EXPENSES                 0                279

NET (LOSS) FOR THE PERIOD            $  (0)            $ (279)

 NET (LOSS) PER SHARE                 (N/A)              (N/A)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING        5,000,000          5,000,000

















CONSENT OF INDEPENDENT AUDITOR

Janet Loss, C.P.A., P.C.
Certified Public Accountant
1780 South Bellaire
Suite 500
Denver, CO 80222


The Board of Directors
Howard Llewellyn Argentina Group Inc.
21112 123rd Avenue
Maple Ridge, BC V2X 4B4
Canada

Dear Sirs:

This letter will authorize you to include the Audit of your company dated May 29, 2001 and the Audit Reports for the years ended December 31, 2000 and 1999 in the Registration Statement currently under review with the Securities and Exchange
Commission.
Yours Truly,

/s/Janet Loss
Janet Loss, C.P.A., P.C.

June 19, 2001






Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in and/or disagreements with Janet
Loss, C.P.A., P.C. on accounting and financial disclosure matters.


PART II - Information Not Required in Prospectus


Item 24.   Indemnification of directors and officers.

Howard Llewellyn's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of an employee benefit plan, or is or was serving at the request of as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify Howard Llewellyn's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Howard Llewellyn. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b) unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The bylaws of Howard Llewellyn, filed as Exhibit 3.2, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Howard Llewellyn, absent a finding of negligence or misconduct in office.

Howard Llewellyn's Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Howard Llewellyn has the power to indemnify such person against liability for any of those acts.





Item 25.   Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this Registration
Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

Amount

 SEC registration fee                                 $   73.75
 Printing and engraving expenses                       2,000.00
 Registration Statement fees and expenses              8,000.00
 Accountants' fees and expenses                        1,500.00
 Transfer agent and registrar's fees
 and expenses                                            500.00
 Miscellaneous                                           926.25

       Total                                         $13,000.00


To date Howard Llewellyn Argentina Group, Inc. has spent a total of $13,000 for office expenses and legal and accounting fees.


Item 26.   Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Howard Llewellyn Argentina Group, Inc. securities without registration since its formation. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On April 2, 1999, Howard Llewellyn Argentina Group, Inc. issued
500,000 shares of common stock to the officers and directors as founders' shares in return for the time, effort and expenditures to organize and form the corporation.

On April 28, 1999 Howard Llewellyn Argentina Group, Inc. issued 2,000,000 shares of common stock to David Mortenson and Associates in return for the rights to utilize and distribute certain water treatment technology in the state of Florida. The shares were issued in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933. On January 3, 2000, the agreement between the company and David Mortenson and Associates was terminated and all shares issued to David Mortenson and Associates on April 28, 1999, now numbering 4,000,000 by virtue of a two for one forward split on November 24, 1999, were returned to the company. On the same date, the company sold 4,000,000 shares at a price of $0.001 per share to 44 investors for total proceeds of $4,000. The shares were issued in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933.
Item 27.   Exhibits.

The following exhibits are filed as part of this Registration
Statement;

          Exhibit
          Number         Description

           3.1*  Articles of Incorporation
           3.2*          Bylaws
           5.1   Opinion re: Legality
           10.1* License Agreement
           10.2* Assignment of License Agreement
           10.3* License Agreement-Water
           23.1  Consent of Independent Auditors

* previously filed

               Item 28.   Undertakings

               The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) To file a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Howard Llewellyn Argentina Group, Inc. pursuant to provisions of the State of Nevada or otherwise, Howard Llewellyn Argentina Group, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

Signatures

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Vancouver, Province of British Columbia, Canada

On September 21, 2001

(Registrant)    Howard Llewellyn Argentina Group, Inc.

By: /S/ Linden J. Soles
   Linden J. Soles, President.

 In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.


By: /S/ Linden J. Soles,
       Linden J. Soles, President and Director
Date: September 21, 2001

By: /S/ Frederick W. Vanstone
  Frederick Vanstone, Secretary/Treasurer, Director,
  Chief Financial Officer and Chief Accounting Officer  Date:
  _September 21, 2001

By: /S/ Jeffrey T. Reid
      Jeffrey T. Reid, Vice President and Director
     Date: September 21, 2001